Exhibit 99.1

October 5, 2004

PRESS RELEASE

New Jersey Mining Company - Production Starts at Mill

Kellogg, Idaho. New Jersey Mining Company (OTCBB:NJMC) announces that it has started mineral processing operations at its New Jersey mill near Kellogg. Commissioning of the newly installed flotation circuit commenced two weeks ago and the circuit is working well with better than expected recovery. Currently, lower grade gold ore from the Coleman open pit is being processed in order to optimize the circuit before higher grade ore from the Golden Chest is processed.

The New Jersey mill has a throughput of 4 metric tonnes per hour and will be operated for 12 hours per day. Assays of the flotation concentrate show an average of 205 grams of gold per tonne (6.0 ounces per ton) and 1,500 grams of silver per tonne (44 ounces per ton). A gravity circuit is also employed at the mill to recover any visible gold and initial assays are 1,448 grams of gold per tonne for the gravity concentrate. Preliminary metallurgical balance calculations indicated the gold grade of the open pit ore is 3 grams per tonne.

It is expected that the open pit ore will be processed for two more weeks, and then Golden Chest ore will be run through the mill. Most likely, the mill will be shut down during the winter months to allow mine development at the Golden Chest to progress.

Silver Strand Permit Progress

Officials from the U.S. Forest Service notified the company they had completed their environmental analysis of our proposed underground gold and silver mining operation at the Silver Strand mine. Public comments on the mining plan are now being sought with a deadline of October 15, 2004 for these comments. Environmental groups may appeal the plan which may delay the granting of a permit, but management feels it has proposed an environmentally sound plan that results in essentially zero discharge of mine water to the nearby stream.

New Board Members

The Board of Directors of New Jersey Mining Company held a meeting on September 21. Current Director Ron Eggart retired and was thanked for his significant contributions to the development of the Company. Two new Directors, William C. Rust and Ivan R. Linscott, Ph.D, were appointed at the board meeting. Bill Rust is a metallurgical engineer with extensive experience in the Silver Valley and Nevada where he was Mill Manager for Getchel Gold’s 3200 tpd gold plant. Mr. Rust will be able to provide metallurgical and environmental expertise to the Company. Ivan Linscott is a physicist at Stanford University and is Senior Research Associate for radioscience spacecraft instrument development and is a Science Team Member for the New Horizons Mission to encounter the planet Pluto. Dr. Linscott has a strong interest in doing research on exploration techniques in the Coeur d’Alene Mining District.

New Jersey Mining Company is involved in exploring for and developing gold, silver and base metal ore resources in the Coeur d'Alene Mining District of northern Idaho. The Company has a portfolio of mineral properties in the Coeur d'Alene Mining District including the New Jersey mine, the Silver Strand mine, the Golden Chest mine, the Lost Eagle project, the CAMP project and the Scotch Thistle project.

This release contains certain forward-looking statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable but which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-KSB for the year ended December 31, 2003.

Further information about New Jersey Mining Company can be reviewed on the website of the Securities and Exchange Commission at www.sec.gov or on the company's website at www.newjerseymining.com

Contact: Grant Brackebusch, Vice President
Phone (208) 783-1032
E-mail: minesystems@usamedia.tv
Website: www.newjerseymining.com